UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NOVABAY PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

*** SPECIAL MEETING WAS ADJOURNED ***

PLEASE READ – YOUR VOTE IS NEEDED

Dear Fellow NovaBay Stockholder:

The Special Meeting of Stockholders of NovaBay Pharmaceuticals, Inc. (NYSE: NBY), has been adjourned until December 18, 2024 to provide stockholders additional time to vote on Proposal One and Proposal Two. Both proposals received significant support based on the shares that have been voted by stockholders, but have yet to reach the 50% threshold of favorable votes of all outstanding shares of common stock that is required to approve each of these proposals.

Proposal One is a proposal to approve the sale of Avenova, representing substantially all of the assets of NovaBay (the “Asset Sale”), pursuant to the Asset Purchase Agreement, dated September 19, 2024, by and between NovaBay and PRN Physician Recommended Nutriceuticals, LLC, and Proposal Two is a proposal to approve the liquidation and dissolution of NovaBay pursuant to the Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”) which, if approved, would authorize the Company to liquidate and dissolve in accordance with the Plan of Dissolution, and pursuant to the discretion of the Board of Directors to proceed with the dissolution.

ISS, the leading proxy advisory firm, recommends voting in favor of Proposals One and Two.

Your Board urges you to vote NOW!

Because of the higher required vote for Proposals One and Two, every stockholder’s vote is important no matter how many shares you may own. Please submit your proxy as soon as possible.

The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter.

Thank you for your investment in NovaBay and taking the time to vote your shares.

Sincerely,

Very truly yours,

Justin M. Hall, Esq.

Chief Executive Officer

jhall@novabay.com

NOVABAY PHARMACEUTICALS, INC.
2000 Powell St, Suite 1150, Emeryville, CA 94608 • Phone: (510) 899-8870 • Fax: (510) 255-0371